Owlet Receives Notice Regarding NYSE Continued Listing Standards

LEHI, Utah—Dec. 5, 2022—Owlet, Inc. (NYSE: OWLT) (the “Company”) reports that on November 29, 2022, it received notice from the New York Stock Exchange (“NYSE”) that as of November 28, 2022, the average closing price of the Company’s common stock was less than $1.00 per share over a period of 30 consecutive trading days, and the Company is therefore not in compliance with Section 802.01C of the NYSE Listed Company Manual.

As required by the NYSE, the Company plans to notify the NYSE within the prescribed period of the Company’s intent to cure the deficiency and restore its compliance within six months of its receipt of the notice. The Company can regain compliance with the NYSE continued listing standards at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

The Company’s management team is evaluating all possible options to restore compliance and increase value for Company shareholders. Also, the notice has no immediate impact on the listing or trading of the Company’s shares of common stock or warrants, which will continue to be listed and traded on the NYSE during this period, subject to the Company’s compliance with other NYSE continued listing standards and other rights of the NYSE to delist the stock.

About Owlet, Inc.
Owlet was founded by a team of parents in 2012. Owlet’s mission is to empower parents with the right information at the right time, to give them more peace of mind and help them find more joy in the journey of parenting. Owlet’s digital parenting platform aims to give parents real-time data and insights to help parents feel more calm and confident. Owlet believes that every parent deserves peace of mind and the opportunity to feel their well-rested best. To learn more, visit www.owletcare.com.

Investors
Mike Cavanaugh
Westwicke/ICR
Phone: +1.617.877.9641
mike.cavanaugh@westwicke.com

Media
Jane Putnam
Owlet, Inc.
Phone: +1.801.647.0025
jputnam@owletcare.com